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                                                                       Exhibit 1

                          AGREEMENT AND PLAN OF MERGER

                                 March 17, 1995





                             WASTE MANAGEMENT, INC.

                           WMI ACQUISITION SUB, INC.

                     RESOURCE RECYCLING TECHNOLOGIES, INC.

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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.  The Offer................................................................  1
    1.1  General.............................................................  1
    1.2  Company Actions.....................................................  3
    1.3  Directors; Section 14(f)............................................  4

2.  The Merger and Related Matters...........................................  4
    2.1  The Merger..........................................................  4
    2.2  Conversion of Stock.................................................  5
    2.3  Dissenting Shares...................................................  5
    2.4  Payment.............................................................  6
    2.5  No Further Rights or Transfers......................................  7
    2.6  Certificate of Incorporation of the Surviving Corporation...........  8
    2.7  By-Laws of the Surviving Corporation................................  8
    2.8  Directors and Officers of the Surviving Corporation.................  8
    2.9  Closing.............................................................  8
    2.10 Stock Options, Warrants and Convertible Securities..................  8
    2.11 Special Meeting.....................................................  9
    2.12 Merger Without Meeting of Stockholders..............................  9

3.  Representations and Warranties...........................................  9
    3.1  Representations and Warranties of the Company.......................  9
    3.2  Representations and Warranties of the Parent and the Sub............  9

4.  Covenants................................................................ 11
    4.1  Disclosure Documents................................................ 11
    4.2  Access to Information Concerning Properties and Records............. 11
    4.3  Confidentiality..................................................... 11
    4.4  Interim Operations of the Company................................... 12
    4.5  Consents............................................................ 13
    4.6  No Solicitation..................................................... 13
    4.7  Filings............................................................. 14
    4.8  All Reasonable Efforts.............................................. 14
    4.9  Public Announcements................................................ 14
    4.10 Notification of Certain Matters..................................... 14
    4.11 Directors' and Officers' Indemnification............................ 14
    4.12 Expenses............................................................ 15

5.  Conditions to Consummation of the Merger................................. 15
    5.1  Conditions to Each Party's Obligation to Effect the Merger.......... 15
    5.2  Additional Condition to Obligations of the Parent and the
           Sub to Effect the Merger.......................................... 15

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6.  Termination.............................................................. 16
    6.1  Termination......................................................... 16
    6.2  Notice and Effect of Termination.................................... 17
    6.3  Extension; Waiver................................................... 17
    6.4  Amendment and Modification.......................................... 17

7.  Miscellaneous............................................................ 17
    7.1  Fees................................................................ 17
    7.2  Survival of Representations and Warranties.......................... 18
    7.3  Notices............................................................. 18
    7.4  Entire Agreement; Assignment........................................ 19
    7.5  Binding Effect; Benefit............................................. 19
    7.6  Headings............................................................ 19
    7.7  Counterparts........................................................ 19
    7.8  Governing Law....................................................... 20
    7.9  Severability........................................................ 20
    7.10 Certain Definitions................................................. 20

ANNEX A......................................................................A-1

ANNEX B......................................................................B-1

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                          AGREEMENT AND PLAN OF MERGER

                                 March 17, 1995


          The parties to this Agreement and Plan of Merger are Waste Management, Inc., an Illinois corporation (the "Parent"), WMI Acquisition Sub, Inc., a Delaware corporation, and a wholly-owned subsidiary of the Parent (the "Sub"), and Resource Recycling Technologies, Inc., a Delaware corporation (the "Company").

          The parties wish to provide for the merger of the Sub with and into the Company on the terms and conditions set forth in this agreement.

          Accordingly, the parties agree as follows:

1.   The Offer.

     1.1  General.

          (a) As promptly as practicable (but in no event later than five business days after the date of this Agreement), the Parent shall cause the Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") an offer (the "Offer") to purchase all the outstanding shares of common stock, par value $1.00 per share (the "Company Common Stock"), of the Company at a price of $11.50 per share, net to the seller in cash (the "Offer Price"), and, subject to the conditions of the Offer, shall use all reasonable efforts to consummate the Offer as promptly as permitted by law. The obligation of the Parent and the Sub to consummate the Offer and to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer (i) shall be subject to the condition that such number of shares of Company Common Stock shall have been validly tendered and not withdrawn prior to the expiration date of the Offer that, together with the shares of Company Common Stock beneficially owned by the Parent and any affiliate of the Parent on that date, constitute more than 50.1% of Company Common Stock, assuming exercise and conversion of all outstanding options and convertible securities of the Company (the "Minimum Condition") and (ii) shall be subject to the other conditions set forth in Annex A to this Agreement.

          (b) Neither the Parent nor the Sub shall, without the consent of the Company, waive the Minimum Condition. Otherwise, the conditions of the Offer are for the sole benefit of the Sub and the Parent regardless of the circumstances giving rise to the non-fulfillment of any such conditions and may be waived by the Sub and the Parent in whole or in part. The Company agrees that no shares of Company Common Stock held by the Company shall be tendered pursuant to the Offer. Parent and Sub may modify the terms of the Offer, except that, without the consent of the Company, they shall not (i) reduce the number of shares of Company Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth in Annex A, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) amend any other term of the
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Offer in a manner adverse to the holders of Company Common Stock.
Notwithstanding the foregoing, Parent and Sub may, without the consent of the Company, (i) extend the Offer beyond any scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer) for a period not to exceed 20 business days, if at any scheduled expiration date of the Offer, any of the conditions to Sub's obligation to accept for payment, and pay for, shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived,
(ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (iii) extend the Offer for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient shares of Company Common Stock so that the Merger could be effected as provided in Section 2.12. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after expiration of the Offer.

          (c) As soon as practicable on the date of commencement of the Offer, the Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal (which, together with any supplements or amendments to those documents, are collectively referred to as the "Offer Documents"). The Sub and the Parent shall cause the Offer Documents to comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that neither the Parent nor the Sub shall be responsible with respect to information supplied by the Company in writing for inclusion in the Offer Documents). Each of the Parent, the Sub and the Company shall promptly correct any information provided by it for use or used in the Offer Documents, if and to the extent such information shall have become false or misleading in any material respect, and the Sub and the Parent shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by way of discussion with the SEC or its staff, in the response of Parent and/or Sub to such comments.

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          (d) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Sub accepts for payment, and becomes obligated to pay for, pursuant to the Offer.

     1.2 Company Actions. The Company hereby consents to the Offer and represents and warrants to the Parent and the Sub that its board of directors (at a meeting duly called and held) has unanimously (i) determined that as of the date of such meeting the Offer and the Merger (as defined in Section 2.1(a)) are fair to, and in the best interests of, the Company's stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer, the Stock Tender Agreements (as defined in Section 21 of Annex A) and the Merger, and (iii) resolved, subject to its fiduciary duties under applicable law, to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the stockholders of the Company. The Company shall file with the SEC contemporaneously with the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing that recommendation in favor of the Offer and the Merger. The Company shall cause the Schedule 14D-9 to comply in all material respects with the provisions of applicable federal securities laws. The Company shall cause the Schedule 14D-9, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, not to contain any untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that the Company shall not be responsible with respect to information supplied by the Parent or the Sub in writing for inclusion in the Schedule 14D-
9). The Company shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and mailed to the Company's stockholders to the extent required by applicable federal securities laws. The Company shall include in the Schedule 14D-9, on the date first published, sent or given to the Company's stockholders, such information with respect to the Company's officers and directors as is required under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under Section 1.3. The Parent and the Sub shall supply the Company with, and be solely responsible for, any information with respect to themselves and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Company to such comments. In connection with the Offer, the Company shall promptly furnish the Sub with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record

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holders of the Company Common Stock as of a recent date, and shall furnish the
Sub with such information and assistance as the Sub or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of law, and except for such steps as are necessary to disseminate the documents constituting the Offer and any other documents necessary to consummate the Merger, the Parent and the Sub shall, and shall cause each of their affiliates and associates to, hold in confidence the information contained in any such labels, lists and other documents, to use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, to deliver to the Company all copies of such information then in their possession.

     1.3 Directors; Section 14(f). Promptly upon the purchase by the Parent or the Sub of at least a majority of the outstanding shares of Company Common Stock and from time to time thereafter, the Parent and the Sub shall be entitled to designate such number of directors, rounded up to the next whole number but in no event more than one less than the total number directors of the board of directors of the Company as will give the Parent and the Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the board of directors of the Company equal to the product of the number of directors on the board of directors of the Company and the percentage that such number of shares of Company Common Stock so purchased bears to the number of shares of Company Common Stock outstanding, and the Company shall, upon request by the Parent and the Sub, promptly increase the size of the board of directors of the Company or exercise all reasonable efforts to secure the resignations of such number of directors as is necessary to enable the Parent's and the Sub's designees to be elected to the board of directors of the Company and shall cause such designees to be so elected. At the request of the Parent and the Sub, the Company shall take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. From and after the date that such designees to the board of directors of the Company constitute a majority of the board of directors of the Company, any action taken by the Company under Section 5 or 6 of this Agreement shall require the approval of a majority of the members of the board of directors, if any, who are not designees or affiliates of the Parent and the Sub.

2.   The Merger and Related Matters.

     2.1  The Merger.

          (a) Upon the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.1(b)), the Sub shall be merged with and into the Company (the "Merger") in accordance with the provisions of the General Corporation Law of the State of Delaware (the "GCL") and the separate corporate existence of the Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware with its current corporate name (the "Surviving Corporation").

          (b) The Merger shall become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the GCL (the "Certificate of Merger"), or at the time specified as the effective

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time in the Certificate of Merger (it being understood that such specified effective time shall be within a reasonable period, not to exceed five business days, after the date the Certificate of Merger is filed). The Certificate of Merger shall be filed at the time of the Closing Date (as defined in Section 2.9). The date and time when the Merger shall become effective is referred to as the "Effective Time."

          (c) The separate corporate existence of the Company, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. At the Effective Time, the separate corporate existence of the Sub shall cease and the Surviving Corporation shall succeed to all the properties and assets of the Company and the Sub and to all the debts, choses in action and other interests due or belonging to the Company and the Sub and shall be subject to, and responsible for, all the debts, liabilities and duties of the Company with the effect set forth under the GCL.

     2.2  Conversion of Stock.  At the Effective Time:

          (a) Each share of Company Common Stock then issued and outstanding (other than Dissenting Shares (as defined in Section 2.3) and any shares of Company Common Stock held by the Parent or the Sub or any corporate affiliate of either of them) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive, and shall be exchangeable for, the highest price paid pursuant to the Offer, subject to applicable withholding or back-up withholding taxes, if any, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender of the certificates representing such shares of Company Common Stock.

          (b) Each share of common stock of the Sub (the "Sub Common Stock") then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, which thereafter will constitute all of the issued and outstanding shares of common stock of the Surviving Corporation.

          (c) Each share of Company Common Stock then held in the treasury of the Company shall, by virtue of the Merger, be cancelled without payment of any consideration therefor and without any conversion thereof.

          (d) Each share of Company Common Stock then held by the Sub or the Parent (or any corporate affiliate of either of them) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without payment of any consideration therefor and without any conversion thereof.

     2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, none of the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders (other than the Parent or the Sub or any corporate affiliate of either of them) who shall not have voted those shares of Company Common Stock in favor of the Merger and who are entitled by applicable Delaware law to appraisal rights, and who shall have delivered a written demand for appraisal of those shares of Company

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Common Stock in the manner provided in Section 262 of the GCL ("Dissenting
Shares") shall be converted into the right to receive, or be exchangeable for, the Merger Consideration; however, (a) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of those shares of Company Common Stock (with the written approval of the Company, if such withdrawal is not tendered within 60 days after the Effective Time), or (b) if any holder fails to establish his entitlement to appraisal rights as provided in Section 262 of the GCL or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the GCL, such holder or holders shall forfeit the right to appraisal of those shares of Company Common Stock and each such share shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the Merger Consideration.

     2.4  Payment.

          (a) Prior to the Effective Time, the Parent and the Sub shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent"). At or immediately prior to the Effective Time, the Parent and the Sub shall take all steps necessary to provide the Exchange Agent with funds necessary to make the payments contemplated by Section 2.2.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (each, a "Certificate"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of a Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate and payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with the letter of transmittal duly executed, the holder of the Certificate shall be entitled to receive in exchange therefor an amount equal to the product of the number of shares of Company Common Stock represented by the Certificate multiplied by the amount of the Merger Consideration and the Certificate shall then be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificate. If payment is to be made to a person other than a person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable. The Exchange Agent may invest any cash deposited with it as the Surviving Corporation directs; however, substantially all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard and Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $100,000,000 (collectively, "Permitted Investments") or in money market funds invested solely in Permitted Investments, and the maturities of

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Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment of the Merger Consideration to former stockholders of the Company entitled thereto. Any net profit resulting from, or interest or income produced by, Permitted Investments shall be payable to the Surviving Corporation. In the event that at any time there shall be a net loss from such investments, the Surviving Corporation shall immediately pay over to the Exchange Agent additional funds in an amount sufficient to make all payments contemplated by
Section 2.2 of this Agreement. At any time after the 180th day following the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Exchange Agent for the purpose of paying the Merger Consideration to holders of Company Common Stock and that have not been disbursed to holders of Certificates, and thereafter those holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors of the Surviving Corporation with respect to the cash payable upon due surrender of their Certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for shares of Company Common Stock. Until surrendered in accordance with the provisions of this Section 2.4(b), each Certificate (other than Certificates representing shares of Company Common Stock held by the Parent, the Sub, the Company or any corporate affiliate of any of them and Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by that Certificate, without any interest thereon.

          (c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this
Section 2.4.

          (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for the lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 2. When authorizing the delivery of the Merger Consideration in exchange therefor, the board of directors of the Surviving Corporation may, in its discretion and as a condition to the delivery thereof, require the owner of the lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct (not greater than the product of the number of Shares represented by such certificate and the Merger Consideration) as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

     2.5 No Further Rights or Transfers. At and after the Effective Time, the holder of a Certificate or of Dissenting Shares shall cease to have any rights as a stockholder of the Company, except for, in the case of the holder of a Certificate, the right to surrender his Certificate in exchange for payment of the Merger Consideration, or, in the case of the holder of Dissenting Shares, to perfect his right to receive payment for his Dissenting Shares pursuant to

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Section 262 of the GCL, if the holder has validly exercised and not withdrawn his right to receive payment for his shares, and no transfer of those shares shall be made on the stock transfer books of the Surviving Corporation.

     2.6 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time, with Article Fourth amended to read in its entirety that the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, $1.00 par value.

     2.7 By-Laws of the Surviving Corporation. The by-laws of the Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided in those by-laws or by law.

     2.8 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of the Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office, subject to the provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the provisions of the certificate of incorporation and by-laws of the Surviving Corporation, be the officers of the Surviving Corporation, until their respective successors shall be duly elected or appointed.

     2.9 Closing. The closing of the Merger shall take place (a) at the offices of Beveridge & Diamond, P.C., 1350 I Street, N.W., Washington, D.C., at 10:00 am., local time, on the later of (i) the day of the Special Meeting provided for in Section 2.11, if required by law, or (ii) the day on which the last of the conditions set forth in Sections 5.1 and 5.2 is fulfilled or waived (subject to applicable law), or (b) at such other time and place and on such other date as the Parent, the Sub and the Company shall agree (the "Closing Date").

     2.10 Stock Options, Warrants and Convertible Securities. At or prior to the consummation of the Offer, the Company shall have made arrangements the effect of which shall be that no shares of Company Common Stock or capital stock of the Surviving Corporation shall be issuable after the Effective Time pursuant to options or warrants to purchase shares, or securities convertible into shares, of Company Common Stock. The Company will cause any outstanding shares of its 8.25% cumulative convertible redeemable preferred stock to be redeemed or converted prior to consummation of the Offer. In full settlement of all options and warrants, each holder thereof shall receive or be entitled to receive immediately after the Effective Time a cash payment from the Company in an amount equal to the excess, if any, of the price paid for each share of Company Common Stock pursuant to the Merger over the per share exercise price of such option or warrant multiplied by the number of shares of Company Common Stock issuable pursuant to any such option or warrant, net, in the case of stock options, of any income tax withholding and payroll taxes applicable to such payment. Prior to consummation of the

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Offer, the Company shall have furnished to the Parent and the Sub evidence satisfactory to the Parent confirming compliance by the Company with its obligations under the first and second sentences of this Section 2.10.

     2.11 Special Meeting. If required by applicable law in order to consummate the Merger, the Company, acting through its board of directors, shall, in accordance with applicable law:

          (a) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable following the expiration of the Offer for the purpose of approving and adopting this Agreement;

          (b) subject to its fiduciary duties under applicable law, include in the proxy statement for, or any information statement with respect to, the Special Meeting the recommendation of its board of directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement; and

          (c) use all reasonable efforts (i) to obtain and furnish the information required to be included by it in the proxy statement or the information statement, and, after consultation with the Sub and the Parent, respond promptly to any comments made by the SEC with respect to the proxy statement or the information statement and any preliminary version of the proxy statement or the information statement and cause the proxy statement or the information statement to be mailed to its stockholders at the earliest practicable time following the expiration of the Offer, and (ii) subject to the fiduciary duties of the board of directors under applicable law, to obtain the necessary approval of the Merger by its stockholders. The Parent and the Sub shall cause all the shares of Company Common Stock acquired pursuant to the Offer or otherwise by the Parent, the Sub or any other subsidiary of the Parent to be voted in favor of the Merger.

     2.12 Merger Without Meeting of Stockholders. Notwithstanding anything to the contrary in this Agreement, in the event that the Sub, or any other direct or indirect subsidiary of the Parent, acquires at least 90% of the outstanding shares of each class of capital stock of the Company, at the request of the Parent or the Sub, the parties shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company in accordance with Section 253 of the GCL.

3.   Representations and Warranties.

     3.1 Representations and Warranties of the Company. The Company represents and warrants to the Parent and the Sub as set forth in Annex B to this Agreement.

     3.2 Representations and Warranties of the Parent and the Sub. The Parent and the Sub jointly and severally represent and warrant to the Company as follows:

          (a) Due Organization; Good Standing and Corporate Power. Each of the Parent and the Sub is a corporation duly incorporated, validly existing and in good standing under the law of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

          (b) Authorization and Validity of Agreement. Each of the Parent and the Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.
The execution, delivery and performance by each of the Parent and the Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of the Parent and the board of directors of the Sub, and this Agreement has been duly approved and adopted by the sole stockholder of the Sub. No other corporate action on the part of the Parent or the Sub is necessary to authorize the execution and delivery of this Agreement by the Sub or the Parent, or the consummation by the Parent and the Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Parent and the Sub and is a valid and binding obligation of the Parent and the Sub enforceable against the Parent and the Sub in accordance with its terms.

          (c) Brokers and Finders. Neither the Parent nor the Sub, nor any of their officers, directors or employees, on behalf of the Company or any of its subsidiaries, has incurred any financial advisory, brokerage or finders' fees, commissions or other similar obligations or liabilities in connection with the transactions contemplated by this Agreement.

          (d) No Contravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of the certificate of incorporation or by-laws of the Parent or the Sub or any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Sub or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations, accelerations or losses which individually or in the aggregate do not have a material adverse effect on the Parent or the Sub taken as a whole together with the other subsidiaries of the Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Parent or the Sub in connection with the execution and delivery of this Agreement by the Parent and the Sub or the consummation by the Parent and the Sub of the transactions contemplated hereby, except for (a) the filing of a notification and report form by or on behalf of the Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the filing with the SEC of a Tender Offer Statement on Schedule 14D-1 relating to the Offer and (c) the filing of such other documents with, and the obtaining of such orders from, the SEC and various state securities or "blue sky" authorities as may be required in connection with the transactions contemplated by this Agreement, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (e) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the law of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets.

          (e) Availability of Funds. The Parent currently has and will continue to have through the Effective Time sufficient available cash, cash equivalents or immediately available financing through existing unsecured financing arrangements with sufficient currently available borrowing capacity in order to pay all amounts which may be payable to stockholders of the Company pursuant to the Offer and the Merger.

4.   Covenants.

     4.1 Disclosure Documents. The Company shall supply to the Parent and the Sub the necessary information in writing, or cause the necessary information to be supplied in writing (other than the information supplied in writing by the Parent or the Sub), for inclusion in the Offer Documents and any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated by this Agreement.

     4.2 Access to Information Concerning Properties and Records. During the period prior to the Closing Date, the Company shall, upon reasonable notice, afford the Parent and the Sub and their counsel, accountants and other authorized representatives, full access during normal business hours to the properties, books and records of the Company in order that they may have the opportunity to make such reasonable investigation as they wish of the affairs of the Company, and the Company shall cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the Parent and the Sub and other persons shall from time to time reasonably request.

     4.3  Confidentiality.

          (a) Except as may be reasonably necessary to carry out this Agreement and the transactions contemplated by this Agreement, the Parent and the Sub shall, and shall require their respective officers, directors, employees and authorized representatives to, hold in confidence prior to the Effective Time and for two years from any termination of this Agreement all data and information obtained by them from the Company (unless required to disclose such information by judicial or administrative process, as otherwise required by law, or unless such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Parent, any subsidiary of the Parent or any of their representatives, (ii) is independently acquired or developed by, the Parent, any subsidiary of the Parent or any of their representatives without violating any confidentiality agreement between any such person and the Company or any of its representatives, or (iii) is, or becomes, available to the Parent, any subsidiary of the Parent or any of their representatives from a source other than the Company or its representatives, provided that such source is not known by the Parent, any subsidiary of the Parent or any of their representatives to be bound by a confidentiality agreement with the Company or any of its representatives or by any other legal, contractual or fiduciary duty not to disclose such information) and shall not, and shall use all reasonable efforts to cause such officers, directors, employees and authorized representatives not to, disclose such information to others without the prior written consent of the Company.

          (b) If this Agreement is terminated, the Parent and the Sub shall, if so requested by the Company, promptly return every document furnished to them or their affiliates in connection with the transactions contemplated by this Agreement and any copies of such documents that may have been made and shall use all reasonable efforts to cause the representatives to whom such documents were furnished promptly to return such documents and any copies of such documents, other than documents filed with the SEC or otherwise publicly available.

     4.4 Interim Operations of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that the Parent and the Sub shall otherwise consent in writing) that:

          (a) Ordinary Course. The Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time.

          (b) Dividends; Changes in Stock. The Company shall not and shall not propose to (i) declare or pay any dividend on, or make other distributions in respect of, any of its capital stock (except regular dividends on the Preferred Stock), (ii) split, combine or reclassify any of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or (iii) repurchase or otherwise acquire any shares of capital stock of the Company (other than pursuant to the terms of its Preferred Stock).

          (c) Issuance of Securities. The Company shall not sell, issue, authorize or propose the sale or issuance of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities (other than the issuance of Common Stock upon the exercise or conversion of currently outstanding stock options or warrants or convertible securities).

          (d) Governing Documents. The Company shall not amend its certificate of incorporation or by-laws.

          (e) No Acquisition. The Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company.

          (f) No Dispositions. The Company shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to the Company, except in the ordinary course of business consistent with prior practice.

          (g) Indebtedness. The Company shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice.

          (h) Benefit Plans, Etc. The Company shall not adopt or amend in any material respect any collective bargaining agreement or Employee Benefit Plan (as that term is defined in Annex B) other than in the ordinary course of business consistent with prior practice.

          (i) Executive Compensation. The Company shall not grant to any executive officer any increase in compensation or in severance or termination pay, or enter into any employment agreement with any executive officer, except as may be required under employment or termination agreements in effect on the date of this Agreement or in the ordinary course of business consistent with prior practice.

     4.5 Consents. The Company, the Parent and the Sub shall cooperate and use all reasonable efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated by this Agreement; however, no loan agreement or contract for borrowed money shall be repaid and no contract shall be amended materially to increase the amount payable thereunder or otherwise to be materially more burdensome to the Company in order to obtain any such consent, approval or authorization without first obtaining the written approval of the Parent.

     4.6 No Solicitation. The Company shall not, and shall use all reasonable efforts to cause its affiliates, officers, directors, employees, representatives and agents not to, directly or indirectly, solicit, initiate, or knowingly promote discussions or negotiations with, any corporation, partnership, person or other entity or group (other than the Parent or any of its affiliates or representatives) concerning any merger, tender offer, sale of any material assets, sale of shares of capital stock or similar transaction involving the Company or any division of the Company. Notwithstanding the foregoing, the Company may, if required by the fiduciary duties of its directors after consulting with outside counsel to the Company, (i) furnish information to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and (ii) negotiate or participate in discussions with such entity or group. The Company shall immediately advise the Parent of the terms of any proposal, the fact of any negotiation, discussion or inquiry and the identity of the party making such proposal or inquiry or involved in such discussion or negotiation.

     4.7 Filings. The Parent, the Sub and the Company shall as promptly as practicable make any required filings, and the Parent, the Sub and the Company shall promptly make any other required submissions, under any law, statute, order, rule or regulation with respect to the Merger and shall cooperate with each other with respect to the foregoing.

     4.8 All Reasonable Efforts. Subject to the terms and conditions of this Agreement and to the fiduciary duties and obligations of the board of directors of the Company, each of the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate the Merger and the other transactions contemplated by this Agreement.

     4.9 Public Announcements. The Company, the Parent and the Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer and the Merger, this Agreement or the other transactions contemplated by this Agreement and shall not issue any other press release or make any other public statement without prior consultation with the other parties, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     4.10 Notification of Certain Matters. The Company shall give prompt notice to the Parent, and the Parent and the Sub shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company, on the one hand, or the Parent or the Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; however, the delivery of any notice pursuant to this Section 4.10 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement.

     4.11  Directors' and Officers' Indemnification.

          (a) The Parent acknowledges that all rights to indemnification or limitations on liability now existing in favor of the present or former employees, agents, directors or officers of the Company as provided in its certificate of incorporation, by-laws, agreements or pursuant to applicable law in effect on this date shall survive the Merger and shall continue in full force and effect for a period of not less than the applicable statutes of limitations; however, in the event any claim or claims are asserted or made within such applicable period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (b) If any action, suit, proceeding or investigation relating to this Agreement or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties shall cooperate with each other and use all reasonable efforts to defend against and respond to any such action, suit, proceeding or investigation.

          (c) The Parent and the Surviving Corporation agree to maintain in effect the Company's current directors' and officers' insurance policy for the remainder of its term and to purchase a policy providing continued coverage relating to actions, alleged actions, omissions and alleged omissions occurring at or prior to the Effective Time for a period of at least three years from and after the Effective Time; provided that the total amount the Parent and the Surviving Corporation are required to expend for such coverage shall not exceed 250% of the premium for such current policy.

     4.12 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Offer or the Merger is consummated.

5.   Conditions to Consummation of the Merger.

     5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) If required by the GCL, this Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the GCL.

          (b) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental authority that prohibits or restricts the consummation of the Merger.

          (c) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

     5.2 Additional Condition to Obligations of the Parent and the Sub to Effect the Merger. The obligations of the Parent and the Sub to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, at or prior to the Effective Time, of the condition that the Sub shall have accepted for payment and paid for shares of Company Common Stock tendered pursuant to the Offer; however, this condition shall be deemed satisfied if the Sub fails to accept for payment and pay for shares of Company Common Stock pursuant to the Offer in violation of the terms of the Offer.

6.   Termination.

     6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval of the Merger:

          (a) by mutual written consent of the boards of directors of the Company, the Parent and the Sub;

          (b) by any of the Company, the Parent or the Sub:

              (i) if a purchase of shares of Company Common Stock pursuant to the Offer shall not have occurred on or before June 30, 1995; however, the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of a purchase of shares of Company Common Stock pursuant to the Offer to occur on or before that date; or

              (ii) if any court of competent jurisdiction, or any governmental body, regulatory or administrative agency or commission having appropriate jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (c)  by the Company:

              (i) if the Sub shall have (A) failed to commence the Offer within five business days following the date of this Agreement, (B) terminated the Offer or (C) failed to pay (by deposit with the depository for the Offer) for shares of Company Common Stock pursuant to the Offer within five business days following the expiration of the Offer; or

              (ii) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the board of directors of the Company shall have (A) withdrawn (or modified in a manner adverse to the Sub) its recommendation to the Company's stockholders to accept the Offer in order to permit the Company, in response to an offer as to which the Company has not contravened Section 4.6 hereof, to execute a definitive agreement providing for the acquisition of the Company, or to approve a tender offer for all the outstanding Company Common Stock, in either case on terms determined by the Company's board of directors, after consultation with outside legal and financial advisors, to be more favorable to the stockholders of the Company than the acquisition of the Company contemplated by this Agreement, or (B) recommended another such offer; or

          (d)  by the Parent and the Sub:

              (i) if due to an occurrence that would result in a failure to satisfy any of the conditions set forth in Annex A, the Sub shall have (A) failed to commence the Offer within five business days following the date of this Agreement, or (B) terminated the Offer; or

              (ii) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the board of directors of the Company shall have withdrawn (or modified in a manner adverse to the Sub) its approval or recommendation of the Offer, this Agreement or the Merger, or shall have recommended another offer; or

              (iii) if the Company deliberately fails to perform in any material respect any of its obligations under this Agreement, and, at the time of such failure, the Parent's and the Sub's designees on the board of directors of the Company do not constitute a majority of the members of the board of directors of the Company.

     6.2 Notice and Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the provisions of this
Section 6.2 and Sections 4.3, 4.11(b), 4.12 and 7.  Nothing contained in this
Section 6.2 shall relieve any party from liability for any breach of this Agreement. Sections 4.3, 4.11(b), 4.12 and 7 shall survive any termination of this Agreement.

     6.3 Extension; Waiver. Any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties by any other party or (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any other party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     6.4 Amendment and Modification. This Agreement may be amended, whether before or after the vote of the stockholders of the Company contemplated by
Section 2.11, by written agreement of the Company, the Parent and the Sub; however, after the approval of this Agreement by the stockholders of the Company, no such amendment shall reduce or change the Merger Consideration to be delivered to the stockholders pursuant to Sections 2.2 and 2.4 or shall otherwise adversely affect the rights under this Agreement of the Company's stockholders without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

7.   Miscellaneous.

     7.1 Fees. If at any time while this Agreement is in effect (a) any person, corporation, partnership or other entity (other than the Parent, the Sub or any of their affiliates) ("Third Person") acquires more than 33% of the outstanding shares of Common Stock, (b) a Third Person acquires more than 50% of the Company's total assets, (c) the Company consummates a plan of liquidation relating to more than 50% of its total assets, (d) the Company repurchases more than 50% of the outstanding shares of the Company's Common Stock, (e) the Company consummates a merger of the Company with, the sale of all or substantially all of the assets of the Company to, or any other business combination involving the Company with a Third Person, or (f) Parent and Sub terminate this Agreement because of the failure to satisfy the Minimum Condition and within one year from the date of such termination a transaction contemplated by Subsections (a), (b) or (e) of this Section 7.1 is consummated with a Third Person, provided (i) that such transaction is accomplished so as to provide a yield to holders of Company Common Stock of at least the equivalent of $11.50 per share, and (ii) there was a public announcement or written proposal to effect such transaction by or with such Third Person while this Agreement is in effect, or (g) the board of directors of the Company withdraws or amends in any material respect adverse to consummation of the Offer its recommendation that the Offer be accepted by the Company's stockholders and that stockholders tender their shares of Company Common Stock in the Offer, unless such withdrawal or amendment results from a material breach by Parent or Sub of any representations or warranties herein or a failure by Parent or Sub to fulfill any material covenant herein, then the Company shall, within five days after the first of such events has occurred, pay the Parent a fee of $1,000,000.

     Nothing in this Section 7.1 shall relieve the Company from its obligation (subject to the fiduciary responsibility of its directors) to recommend that the Company's stockholders accept the Offer and approve this Agreement pursuant to
Section 1.2 of this Agreement.

     7.2 Survival of Representations and Warranties. The respective representations and warranties of the Company, the Parent and the Sub shall not be deemed waived or otherwise affected by any investigation made by any party. Each representation and warranty in this Agreement and each covenant of the Company in Annex B shall expire with, and be terminated and extinguished by, the first purchase of shares of Company Common Stock under the Offer and thereafter the Company, the Parent and the Sub shall have no liability with respect to any such representation or warranty. This Section 7.2 shall have no effect upon any other obligation of the parties, whether to be performed before or after the first purchase of shares of Company Common Stock under the Offer.

     7.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or when received by telex, telegram or telecopier, as follows:

          (a)  if to the Company, to it at:

                    Resource Recycling Technologies, Inc.
                    200 Plaza Drive
                    Vestal, New York 13850
                    Attention:  Lawrence J. Schorr, President
                    Facsimile:  607-798-0503
          with a copy to:

                    Beveridge & Diamond, P.C.
                    1350 I Street, N.W.
                    Washington, D.C. 20005
                    Attention:  Dean H. Cannon, Esq.
                    Facsimile:  202-789-6190

          (b) if to the Parent or the Sub, to it at:

                    Waste Management, Inc.
                    3003 Butterfield Road
                    Oak Brook, Illinois 60529
                    Attention:  General Counsel
                    Facsimile:  708-684-7050

          with a copy to:

                    Bell, Boyd & Lloyd
                    Three First National Plaza, Room 3300
                    Chicago, Illinois 60602
                    Attention:  John H. Bitner, Esq.
                    Facsimile:  312-372-2098

     7.4 Entire Agreement; Assignment. This Agreement, including all Annexes, exhibits and schedules hereto, (a) constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to such subject matter and (b) shall not be assigned by operation of law or otherwise, provided that, subject to any approvals required by applicable law, the Parent or the Sub may assign its respective rights and obligations to any majority-owning or owned, direct or indirect, parent, subsidiary or subsidiaries of the Parent, but no such assignment shall relieve the Parent or the Sub of its obligations under this Agreement.

     7.5 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement is intended to confer on any person other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     7.6 Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to the conflicts of laws rules of Delaware.

     7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     7.10  Certain Definitions.  As used herein:

          (a) "affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act;

          (b) "Company," when used in the context of a covenant, undertaking, representation or warranty made by the Company, unless the context otherwise requires, shall also be deemed to be made by the Company with respect to its subsidiaries, provided that materiality shall in all cases be measured with respect to the Company and its subsidiaries considered as a whole. For example, a representation that the Company is duly incorporated shall be deemed to be a representation that each of the Company's subsidiaries is also duly incorporated, but the materiality of the failure of a subsidiary to be so incorporated shall be measured with respect to the Company and its subsidiaries taken as a whole (and not with respect to that subsidiary alone);

          (c) "Material Adverse Effect" shall mean any adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries which is material to the Company and its subsidiaries taken as a whole, excluding any change which generally affects the recycling industry as a whole in the United States (such as changes in commodity prices and changes in legal requirements); and

          (d) "subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which is owned directly or indirectly, or a majority of the board of directors of which may be elected, by such entity.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                RESOURCE RECYCLING TECHNOLOGIES,
                                   INC.

                                    /s/ LAWRENCE J. SCHORR
                                By:___________________________
                                      Title: President and Chief Executive
                                             Officer


                                WASTE MANAGEMENT, INC.

                                    /s/ JOSEPH M. HOLSTEN
                                By:___________________________
                                      Title: Executive Vice President


                                WMI ACQUISITION SUB, INC.

                                    /s/ JOSEPH M. HOLSTEN
                                By:___________________________
                                      Title: Vice President

                                    ANNEX A
                                      TO
                         AGREEMENT AND PLAN OF MERGER


          Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Sub's right to amend the Offer at any time in its sole discretion, but nevertheless subject to the provisions of the Agreement (capitalized terms used herein and not otherwise defined herein having the meanings ascribed to such terms in the Agreement) the Sub shall not be required to accept for payment, or pay for, and may delay the acceptance for payment, or the payment, of, any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not have been satisfied, or
(ii) at any time on or after the date of the Agreement and at or before the time of payment for any such shares of Company Common Stock (whether or not any shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

          (a) any Material Adverse Effect shall have occurred or be threatened;
or

          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the American Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any material limitation (whether or not mandatory) imposed by any governmental authority on the extension of credit by banks or other lending institutions in the United States that materially and adversely affects the ability of the Parent and the Sub to obtain extensions of credit, or (4) from the date of the Agreement through the date of termination or expiration of the Offer, a decline of at least 33% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index; or

          (c) any of the representations and warranties made by the Company in the Agreement shall not be true and correct in any material respect, or the Company shall have breached in any material respect any covenant contained in the Agreement or the Agreement shall have been terminated in accordance with its terms; or

          (d) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered or enforced, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, that could reasonably be expected to (i) make the acceptance for payment of, or the payment for, some or all of the shares of Company Common Stock illegal or otherwise prohibited, (ii) impose material limitations on the ability of the Parent or the Sub to acquire or hold or to exercise effectively all rights of ownership of Company Common Stock, including, without limitation, the right to vote any shares of Company Common Stock purchased by either of them on all matters properly presented to the stockholders of the Company, or (iii) prohibit or impose any material limitation on the Parent's or the Sub's ownership or operation of all or a material portion of the assets or business of the Company or any of its subsidiaries or affiliates; or

          (e) the Company, the Parent or the Sub shall have failed to receive any or all governmental consents and approvals to consummation of the Offer, which, if not received, could reasonably be expected to have a Material Adverse Effect; or

          (f) the board of directors of the Company shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or amended in any respect its recommendation of the Offer or shall have resolved to do so, unless such withdrawal or amendment results from a material breach by Parent or Sub of any representations or warranties herein or a failure by Parent or Sub to fulfill any material covenant herein.

          The foregoing conditions are for the sole benefit of the Parent and the Sub and may be asserted by the Parent or the Sub regardless of the circumstance giving rise to such condition and, subject to the terms of the Agreement, may be waived by the Parent and the Sub, in whole or in part at any time and from time to time, in their sole discretion (except that the Minimum Condition may not be waived by the Purchaser without the consent of the Company). The failure by the Parent and the Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time. Any determination by the Parent and the Sub shall be final and binding upon all parties, including tendering stockholders.

                                    ANNEX B
                                      TO
                         AGREEMENT AND PLAN OF MERGER


          For purposes hereof, capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Agreement.

          Any representations and warranties contained herein shall be qualified by the contents of a writing delivered by the Company to the Parent prior to the date of this Agreement which specifically references the Sections of this Annex B intended to be so qualified (the "Writing").

          SECTION 1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and, except for such the absence of which would not have a Material Adverse Effect, all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to the Parent true and complete copies of the Company's certificate of incorporation and by-laws as currently in effect.

          SECTION 2. Corporate Authorization. The execution, delivery and performance by the Company of the Agreement and the consummation by the Company of the transactions contemplated thereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all
necessary corporate action.   The Agreement constitutes a valid and binding
Agreement of the Company, enforceable in accordance with its terms.

          SECTION 3. No Contravention. The execution and delivery of the Agreement does not, and the consummation of the transactions contemplated thereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any right or obligation or to loss of a material benefit under, any provision of the certificate of incorporation or by-laws of the Company or any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except for agreements, contracts or instruments which do not provide for a payment to or from the Company in excess of $100,000, or result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind ("Lien") on any asset of the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Company in connection with the execution and delivery of the Agreement by the Company or the consummation by the Company of the transactions contemplated thereby, except for (a) the filing of a notification and report form by or on behalf of the Company under the HSR Act, (b) the filing with the SEC of a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer (the "Schedule 14D-9") and (c) the filing with the SEC and the distribution to stockholders of a proxy statement relating to any meeting of the Company's stockholders required in connection with the Merger (as that term is defined in the Agreement) (the "Proxy Statement") or any information statement required in connection with the Merger (the "Information Statement"), as the case may be,
(d) the filing of such other documents with, and the obtaining of such orders from, the SEC and various state securities or "blue sky" authorities as may be required in connection with the transactions contemplated by the Agreement, and
(e) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

          SECTION 4. Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock of the Company (the "Shares") and 500,000 preferred shares. As of March 9, 1995, there were outstanding (i) 2,675,773 Shares, (ii) 7,813 shares of 8.25% cumulative convertible redeemable preferred stock, no par value, convertible into an aggregate of 6,509 Shares ("Preferred Stock"), (iii) employee and director stock options to purchase an aggregate of 435,500 Shares (all of which options are or by virtue of the Merger, will be exercisable), (iv) a warrant dated April 11, 1990 to purchase 113,363 Shares at an adjusted exercise price of $9.13 per share, and (v) an option dated August 26, 1992 to purchase 25,000 Shares at an exercise price of $3.00 per share. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4 and except for changes since March 9, 1995, resulting from the exercise of employee or other stock options and warrants and the conversion of Preferred Stock outstanding on such date, there are outstanding (A) no shares of capital stock or other voting securities of the Company, (B) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (C) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, other than Preferred Stock. Except for the subsidiaries identified in the Writing, the Company does not own any stock of any corporation or other entity.

          SECTION 5.  SEC Filings.  (a) The Company has delivered to the Parent
(i) its annual reports on Form 10-K for its fiscal years ended December 31, 1991, 1992 and 1993, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 1994, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1991 and (iv) all of its other reports, statements, schedules and registration statements filed by the Company with the SEC since January 1, 1991, but including only such pre-effective amendments to such registration statements as contain material information not fully reflected in any subsequent amendment to such registration statements (or to any prospectus included therein) delivered to the Parent pursuant to this Section 5. The Company will file with SEC by not later than March 31, 1995 (or such later date as is in compliance with SEC Rule 12b-25) its annual report on Form 10-K for the year ended December 31, 1994, and deliver a copy thereof to Parent at or before such filing.

          (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not (or will not) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (c) Each such registration statement, as amended or supplemented if applicable, filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          SECTION 6. Financial Statements. The audited consolidated financial statements at and for the year ended December 31, 1994 delivered to the Parent and the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and its quarterly reports on Form 10-Q referred to in Section 5 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis, the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and changes in financial position or cash flows, as the case may be, for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          SECTION 7. Disclosure Documents. Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents") and any amendment or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

          SECTION 8. Absence of Certain Changes. Except for transactions contemplated by the Agreement, since December 31, 1994 (the "Balance Sheet Date"), the Company has conducted its business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend (except for any regular dividends on the Preferred Stock) or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

          (c) any amendment of any term of any outstanding security of the Company;

          (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

          (e) any creation or assumption by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practice;

          (f) any making of any loan, advance or capital contribution to or investment in any Person other than loans or advances made in the ordinary course of business consistent with past practice;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by the Agreement;

          (i) any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (j) other than in the ordinary course of business consistent with past practice, any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing Agreement) with any director, officer or employee of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company;

          (k) any (i) labor dispute (other than routine individual grievances), lockout, strike, slowdown, work stoppage or threat thereof by or with respect to any employees of the Company, or (ii) activity or proceeding by a labor union or representative thereof to organize any such employees.

          SECTION 9. Properties. (a) The Company has good and marketable title to, or in the case of leased property has valid leasehold interests in, all properties and assets (whether real, personal, tangible or intangible) reflected on the December 31, 1994 balance sheet or in the notes thereto (the "December Balance Sheet") or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice. None of such owned properties or assets is subject to any Liens and, to the best knowledge of the Company, no leased property is subject to any Liens incurred by the Company, except:

          (i)   Liens disclosed in the December Balance Sheet;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate reserves have been established on the December Balance Sheet);

          (iii) Liens arising under financing agreements of the Company identified in the December Balance Sheet;

          (iv) Statutory or common law Liens relating to obligations of the Company that are not delinquent or are being contested in good faith;

          (v) Purchase money security interests securing obligations of the Company that are not delinquent for the purchase of goods in the ordinary course of business consistent with past practice; or

          (vi) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets.

          (b) No violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, city planning or similar matters) relating to any of the properties or assets of the Company exists or has existed at any time since January 1, 1989 other than for violations which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no developments affecting any of such properties or assets pending or, to the knowledge of the Company, threatened, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 10. No Undisclosed Material Liabilities. There are no material liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances known to the Company which could reasonably be expected to result in such a liability, other than:

          (i)   liabilities disclosed or provided for in the December Balance
Sheet;

          (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not materially greater than those reflected in the December Balance Sheet;

          (iii) liabilities arising under or in connection with the Agreement.

          SECTION 11. Litigation. There is no action, suit, investigation or proceeding (or to the Company's knowledge, any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company, its subsidiaries or any of their properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or a subsidiary, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or Merger or any of the other transactions contemplated hereby.

          SECTION 12. Taxes. The Company and its subsidiaries have filed all federal income and other tax returns required to be filed by any of them and have paid (or the Company has paid on behalf of its subsidiaries), or have set up an adequate reserve (in accordance with generally accepted accounting principles) for the payment of, all taxes shown to be due on such returns and the December Balance Sheet reflects an adequate reserve for all taxes payable by the Company accrued through December 31, 1994. The Company is not delinquent in the payment of any material tax, assessment or governmental charge. No material deficiencies for any taxes have been proposed, asserted or assessed in writing against the Company or its subsidiaries. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign income, property, sales, excise and other taxes of any nature whatsoever. Neither the Company nor any member of any affiliated or combined group of which the Company is or has been a member has granted any extension or waiver of the limitation period applicable to any tax returns. There are no Liens for taxes upon the assets of the Company, except Liens for current taxes not yet due. The Company will not be required under Section 481(c) of the Internal Revenue Code of 1986, as amended (the "Code"), to include any adjustment in taxable income for any period subsequent to the Merger. The Company has delivered to the Parent copies of its federal, state and local income and franchise tax returns for the years ended December 31, 1991, 1992 and 1993. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Each of the Company and its subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Sec. 6662. None of the Company or its subsidiaries is a party to any tax allocation or sharing agreement. None of the Company or its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company or a subsidiary of the Company) or (B) has any liability for the taxes of any person (other than any of the Company and its subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          SECTION 13. ERISA. (a) The Writing identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and (iii) covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and any written interpretations thereof have been furnished to the Parent together, if applicable, with (x) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and
(y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans." For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. For purposes of this Annex B, "Person" means any individual, corporation, partnership, association, trust, or other entity or organization, including a governmental or political subdivision or an agency or institution thereof.

          (b) There are no Employee Plans subject to Title IV of ERISA, other than multiemployer plans as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plans"). The Company has provided the Parent with a list of all Multiemployer Plans to which the Company or any active subsidiary presently has any obligation to contribute. Neither the Company nor any affiliate has any outstanding liability to any Multiemployer Plan for delinquent contributions, or for withdrawal liability pursuant to Section 4201 of ERISA.

          (c) There are no Employee Plans which are intended to be qualified under Section 401(a) of the Code. Each Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, which are applicable to such Plan.

          (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amounts that would not be deductible pursuant to the provisions of Section 280G of the Code.

          (e) The Writing contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates and (iii) covers any employee or former employee of the Company or any of its affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to the Parent, are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

          (f) Neither the Company nor any affiliate has or maintains or has maintained any Employee Plan or Benefit Arrangement providing post-retirement health or medical benefits in respect of any active or former employee of the Company or any affiliate or former affiliate.

          (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

          (h) The Company is not a party to or subject to any union contract or any express employment contract or arrangement providing for annual future compensation of, or benefits or other similar payments to, any officer, consultant, director or employee in excess of $50,000.

          SECTION 14. Material Contracts. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in the Company's SEC filings referred to in Section 5 or as previously disclosed in the Writing, the Company is not a party to or subject to:

          (i) any lease relating to real property or any other lease providing for annual rentals in excess of $100,000;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company in excess of $100,000, other than in the ordinary course of business consistent with past practice;

          (iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company in excess of $100,000, other than in the ordinary course of business consistent with past practice;

          (iv) any partnership, joint venture, or other similar contract, arrangement or agreement;

          (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000, except in the ordinary course of business consistent with past practice;

          (vi) any license agreements, franchise agreements or agreements in respect of similar rights granted to or held by the Company;

          (vii) any agency, dealer, sales representative or other similar agreement;

          (viii) any contract or other document that substantially limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Effective Time (as that term is defined in the Agreement); or

          (ix) any other contract or commitment not made in the ordinary course of business which is material to the Company.

          (b) All agreements, contracts, plans, leases, arrangements and commitments disclosed in the Company's SEC filings referred to in Section 5 or disclosed or required to be disclosed pursuant to this Annex (the "Material Contracts") are valid and binding agreements of the Company, are in full force and effect, and neither the Company nor, to the knowledge of the

Company, any other party thereto is in default in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except, in all cases, such as could not reasonably be expected to have a Material Adverse Effect.

          SECTION 15. Insurance Coverage. The Company has made available to the Parent true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Except as previously disclosed by the Company to the Parent in writing, the Company does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

          SECTION 16. Compliance with Laws. The Company is not in violation of, and has not materially violated, any applicable provisions of any laws, statutes, ordinances or regulations material to the conduct of the business of the Company as currently conducted, except in all cases, such as could not reasonably be expected to have a Material Adverse Effect.

          SECTION 17. Investment Banking Fees. There is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized by, the Company to act on behalf of the Company who might be entitled to any fee or commission from the Company, the Parent and the Sub or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement, except Allen & Company Incorporated and Guilford Securities, Inc. Copies of the Company's agreements with these firms have been furnished to Parent.

          SECTION 18. Intellectual Property. (a) The Company has listed in the Writing all inventions which are the subject of issued letters patent or an application therefor, all trade and service marks which have been registered or for which an application for registration is pending and all writings for which a claim for copyright has been recorded or is pending, in each case which are owned by and used or held for use by the Company (collectively, the "Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which the Company or any of its affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

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          (b) The Company holds all licenses for Intellectual Property Rights owned by another Person materially necessary to the conduct of its business as currently conducted, except such as could not reasonably be expected to have a Material Adverse Effect.

          (c) The Company (i) during the three years preceding the date of this Agreement has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business which has not been finally terminated prior to the date hereof and which involves a claim of infringement of any patents, trademarks, service marks or copyrights, (ii) has no knowledge of any other claim or infringement by the Company or (iii) has no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

          SECTION 19. Environmental Compliance. Except in all cases as in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries (i) have obtained all permits, licenses and other authorizations which are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, order, decree or judgment, issued, entered or promulgated thereunder; (iii) as of the date of the Agreement, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any of its subsidiary's manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered thereunder.

          SECTION 20. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the Schedule 14D-9 and
(ii), insofar as it relates to the Company, the Offer, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 21. Delaware Corporation Law, etc. The board of directors of the Company has unanimously approved the Offer, the Merger, the agreements of any stockholders to tender Shares (the "Stock Tender Agreements") and the consummation of the transactions contemplated hereby and thereby and such approval is sufficient to render inapplicable the prohibitions of Section 203 of the General Corporation Law of the State of Delaware with respect to the Offer and the Merger. To the best of the Company's knowledge, no other state takeover statute applies to the Offer, the Merger or the Stock Tender Agreements (and the Company covenants to use all reasonable efforts to take all action necessary to ensure that the same are inapplicable to the Offer, the Merger and the Stock Tender Agreements and the transactions contemplated thereby).

          SECTION 22.  Real Estate.  Except as disclosed in the Writing,

          (a) The real estate owned ("Real Estate") or leased (the "Leasehold Premises") by the Company is as described in the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

          (b) The buildings located on the Real Estate and the Leasehold Premises are each in good operating condition, normal wear, tear and maintenance down-time excepted, and are in the aggregate sufficient to satisfy the Company's current operating levels.

          (c) Each parcel of the Real Estate and the Leasehold Premises: (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company's business as presently conducted at such parcel; and (ii) is served by all utilities, including but not limited to water, electricity, natural gas, sewer and telephone, in such quantity and quality as are sufficient to satisfy the current normal production levels and business activities of the Company's business as conducted at such parcel.

          (d) The Company has received no notice of: (i) any condemnation proceeding with respect to any portion of the Real Estate or the Leasehold Premises, and to the best of its knowledge no proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect the Real Estate or the Leasehold Premises, and to the best of its knowledge no such special assessment is contemplated by any governmental authority.

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